Exhibit 4.1
THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
RNCS, INC.
FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

Up to $[●][1]	[City, State]
September [ ], 2011
     For Value Received, RNCS, Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of [●] (together with its successors and assigns, “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of up to [●] ($[●]), or such lesser amount as the Company may owe Holder hereunder, as determined in accordance with Section 1.2 (such amount, the “Principal”), together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.
     This Secured Convertible Promissory Note (this “Note”) is one of a series of Secured Convertible Notes (collectively, the “Notes”) executed and delivered in connection with that certain Securities Purchase Agreement by and among the Company and the purchasers listed on Annex I thereto (the “Investors”), dated as of September [●], 2011 (the “Securities Purchase Agreement”). Subject to the terms and conditions of the Notes, funds will be provided to the Company under the Notes in up to three funding tranches of Five Hundred Thousand Dollars ($500,000) each, with the first tranche to be funded concurrently with the execution and delivery of the Notes (the “First Tranche”). The purchasers of the Notes under the Securities Purchase Agreement other than the Holder are referred to below as the “Other Holders” and the Other Holders and the Holder are collectively referred to herein as the “Holders.” All capitalized terms used herein and not otherwise defined herein will have the respective meanings given to them in the Securities Purchase Agreement.
     1. Principal Repayment; Security.
          1.1 Repayment of this Note will be made in lawful money of the United States of America to Holder at [address], or at such other place as Holder may designate in writing. Unless earlier converted pursuant to Section 4 hereof, the Principal and accrued and unpaid interest will be due and payable in cash on the earlier to occur of (the “Maturity Date”): (i) 150 days from the date set forth above, or (ii) an Event of Default (as defined below). This Note is secured by certain collateral of the Company and RXi (defined below) and subject to a guaranty, as described in that certain: (a) Security Agreement, dated September [●], 2011, by and between the Company and Tang Capital Partners, LP as agent (the “Agent”); (b) Pledge, Assignment and

1     Maximum principal amount to equal $1.5 million, multiplied by the fraction of the total investment to be put in by each investor (e.g., if Tang represents 50% of the total investment, then $750,000).

Security Agreement, dated September [●], 2011, by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi”); and the Agent, and (c) General Continuing Guaranty, dated September [●], 2011, by and between RXi and the Agent.
          1.2 The Principal due under Section 1.1 shall be equal to: (x) [●] ($[●]), which sum the Holder has lent to the Company concurrent with the execution of this Note (the “First Tranche Loan Amount”), plus (y) the Second Tranche Loan Amount and the Third Tranche Loan Amount (each defined below), to the extent such sums are lent to the Company in accordance with Section 1.3 of this Note.
          1.3 Use of Proceeds; Additional Tranches.
               1.3.1 The funds provided by the Holders in the First Tranche will be used to fund the Company’s operations pursuant to the budget attached hereto as Annex A (the “Initial Budget”). Subject to the approval of the Second Tranche Budget and the Third Tranche Budget (each defined below), the Holders will provide up to two additional funding tranches of Five Hundred Thousand Dollars ($500,000) each, as set forth below.
               1.3.2 Within fifteen (15) days prior to the exhaustion of the funds underlying the First Tranche, the Company will present the Holders with an updated budget for their review and approval, in their sole discretion (the “Second Tranche Budget”), which budget will detail the planned use of proceeds for a second tranche of funding under the Notes in the aggregate sum of sum of Five Hundred Thousand Dollars ($500,000) (the “Second Tranche”). Upon the Company and the Requisite Holders (defined below) mutually agreeing upon the use of proceeds under the Second Tranche Budget, the Holders will fund the Second Tranche, with the Holder under this Note thereupon being required to lend the Company an additional [●] ($[●]) of Principal hereunder (the “Second Tranche Loan Amount”). Upon the funding of the Second Tranche Loan Amount, interest will thereafter accrue on such additional Principal balance, as set forth below in Section 2.
               1.3.3 Within fifteen (15) days prior to the exhaustion of the funds underlying the Second Tranche, the Company will present the Investors with an updated budget for their review and approval, in their sole discretion (the “Third Tranche Budget”), which budget will detail the planned use of proceeds for a third tranche of funding under the Notes in an amount equal to in the aggregate sum of sum of Five Hundred Thousand Dollars ($500,000) (the “Third Tranche”). Upon the Company and the Requisite Holders (defined below) mutually agreeing on the use of proceeds under the Third Tranche Budget, the Holders will fund the Third Tranche, with the Holder under this Note thereupon being required to lend the Company an additional [●] ($[●]) of Principal hereunder (the “Third Tranche Loan Amount”). Upon the funding of the Third Tranche Loan Amount, interest will thereafter accrue on such additional Principal balance, as set forth below in Section 2. For purposes of this Note, each of the Initial Budget, the Second Tranche Budget and the Third Tranche Budget are referred to below as a “Budget.”
          2. Interest Rate. The Company further promises to pay interest on the outstanding Principal from the date hereof until payment in full, with interest accruing from the Funding Date (defined below) with respect to each tranche at a rate of seven percent (7.0%) per annum or the maximum rate permitted by law, whichever is less. Interest will be due and payable on the Maturity Date and will be calculated on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding the foregoing, upon the occurrence of an Event of Default, interest shall thereafter accrue at a rate of eighteen percent (18%) per annum, or the maximum rate permitted by law, whichever is less. For purposes of this Section 2, the “Funding Date” shall mean the respective dates on which the Company receives the First Tranche Loan Amount, the Second Tranche Loan Amount and the Third Tranche Loan Amount.
     3. Prepayment. The Company may not in whole or in part prepay its obligations under this Note without the prior written consent of Holder.
     4. Conversion
     4.1 Series A Preferred Conversion. At the Closing, the Principal and accrued interest due under the Note will automatically convert into fully paid shares (the “Conversion Shares”) of Series A Preferred at rate of $1,000 per share. To the extent necessary, the Company may issue fractional shares of Series A Preferred in issuing the Conversion Shares pursuant to this Section 4.1.
          4.2 Common Stock Conversion. If, as of the Maturity Date, (i) neither the Company nor the Investors have terminated the Securities Purchase Agreement pursuant to Sections 8.01(d) or 8.01(e), respectively, and (ii) the Closing has not occurred, then, in such case, this Note will be automatically cancelled as to 50% of the outstanding balance (i.e., Principal and accrued interest) thereof in exchange for the Company’s sale and issuance to the Investors at such time of a number of shares of Company common stock, par value $0.0001 per share, (the “Common Stock”) constituting 51% of the outstanding shares of Common Stock (measured on a Fully-Diluted Basis) immediately following such issuance, after giving effect to the issuance contemplated by the Advirna Amendment. The remaining balance due under this Note will be due and payable at the Maturity Date as set forth herein. For purposes of this Note, “Fully-Diluted Basis” includes the issued and outstanding capital stock of the Company, determined on an as-converted basis, as well as any securities underlying outstanding options, warrants, convertible securities or future stock issuance obligations, conditional, unconditional or otherwise. In the events described in clauses (i) and (ii), above, it is intended and agreed that the shares of Company common stock held by RXi shall constitute 44% of the outstanding shares of Common Stock (measured on a Fully-Diluted Basis) and that the Company, RXi and the holders shall enter into a customary form of stockholders agreement under which RXi shall be entitled to designate one or more members of the Board of Directors of the Company constituting a minority of the members of the Board of Directors, to receive periodic financial and other information from the Company, tag-along (and drag-along) rights in connection with proposed sales or other dispositions of capital stock of the Company, and other protective rights as a minority stockholder of the Company, all as shall be mutually agreed upon among the Company, RXi and the holders.
          4.3 Delivery of Stock Certificates, Etc.
               4.3.1 Conversion Pursuant to Section 4.1. If this Note is converted pursuant to Section 4.1, written notice will be delivered to Holder at the address last shown on the records of the Company for Holder or given by Holder to the Company for the purpose of notice, notifying Holder of the conversion to be effected, the principal amount of this Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon Holder to surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note, Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the Closing for cancellation; provided, however, that at such time, this Note will be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company will, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates for the number of shares to which Holder will be entitled upon such conversion.
               4.3.2 Conversion Pursuant to Section 4.2. If this Note is converted pursuant to Section 4.2, written notice will be delivered to Holder at the address last shown on the records of the Company for Holder or given by Holder to the Company for the purpose of notice, notifying Holder of the conversion to be effected, the amount of this Note to be converted (taking into account all accrued and unpaid interest), the date on which such conversion is expected to occur and the remaining balance due under the Note. The written notice shall also call upon Holder to surrender to the Company, in the manner and at the place designated, this Note and the remaining balance due under this Note. Upon such conversion of this Note and payment of remaining balance due, Holder agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) on the Maturity Date for cancellation; provided, however, that at such time, as long as the remaining balance due under this Note is paid in full, this Note will be deemed converted as set forth in Section 4.2 and paid in full and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company will, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates for the number of shares to which Holder will be entitled upon such conversion.
               4.3.3 Any conversion of this Note pursuant to Section 4 will be deemed to have been made immediately prior to the Closing or the Maturity Date, as applicable, and on and after such date the persons entitled to receive the shares issuable upon such conversion will be treated for all purposes as the record Holder of such shares.
     5. Default. If any of the following events (hereafter called “Events of Default”) occur:
          (a) The Company makes a general assignment for the benefit of creditors;
          (b) The Company files a voluntary petition in bankruptcy, or becomes insolvent or adjudicated bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or files any answer admitting the material allegation of a petition filed against the

Company in such proceeding, or seeks or consents to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company of all or any substantial part of the properties of the Company, or the Company commences the winding up or the dissolution or liquidation of the Company;
          (c) Within sixty (60) days after a court of competent jurisdiction has entered an order, judgment or decree approving any complaint or petition against the Company seeking reorganization, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, such order, judgment or decree has not been dismissed or stayed pending appeal, or, within sixty (60) days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, has not been vacated;
          (d) The Company or RXi materially breach any representation, warranty or covenant contained in the Transaction Documents and such breach is not cured (if it can be cured) within five (5) Business Days after the Investors provide notice of such breach;
          (e) The Company’s actual aggregate expenditures with respect to any Budget exceed 105% of the aggregate budgeted amount for that time period covered by such Budget, without the prior approval of the Investors;
          (f) There is a Material Adverse Effect with respect to the Company, the Company or RXi provide written notice to the Investors that either of them will be unable to satisfy a condition to Closing set forth in Article V of the Securities Purchase Agreement, or the Securities Purchase Agreement is terminated by the Investors as permitted under Section 8.01(e) thereof;
          (g) A final judgment or order for the payment of monetary damages or awarding injunctive relief in connection with the transactions contemplated by the Securities Purchase Agreement is rendered against the Company and the same remains undischarged for a period of thirty (30) days during which execution has not been effectively stayed, or any injunction, judgment, writ, assessment, warrant of attachment, or execution or similar process has been issued or levied against a substantial part of the property of the Company, if any and such injunction, judgment, writ, or similar process is not released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy;
     then, and in each and every such case, amounts under this Note will be forthwith due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. The Company will give prompt written notice to Holder of the occurrence of any and all of the foregoing events. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

     For the purposes of this Note, a “Business Day” means a day other than a Saturday or a Sunday on which banks are open for business in New York.
     6. Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment will be made in lawful tender of the United States.
     7. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and will pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.
     8. Assignment. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.
     9. Registration, Transfer and Replacement of the Note. This Note will be a registered Note. The Company will keep, at its principal executive office, books for the registration and registration of transfer of this Note. Prior to presentation of any Note for registration of transfer, the Company will treat the person in whose name such Note is registered as the owner and Holder of such Note for all purposes whatsoever, whether or not such Note will be overdue, and the Company will not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth herein, the Holder, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one new Note, in the principal requested by such holder, dated the date to which interest will have been paid on the Note so surrendered or, if no interest will have yet been so paid, dated the date of the Note so surrendered and registered in the name of such person or persons as will have been designated in writing by such Holder or its attorney for the same principal amount as then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest will have been paid on such Note or, if no interest will have yet been so paid, dated the date of such Note.
     10. Governing Law; Consent to Jurisdiction. This Note and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state. Each of the Company and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in California and the courts of the State of California for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Company and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for fees and expenses, including reasonable legal fees, from the non-prevailing party.
     11. Notices. All notices and other communications required or permitted hereunder will be in writing and will be transmitted by e-mail or facsimile, or, if sent within the United States, mailed by first-class mail, postage prepaid, to the address set forth below the recipient’s signature, or at such other address as the recipient will have furnished to the other party in writing. All notices will be deemed effectively delivered upon transmission or mailing.
     12. Amendment. No provision of the Notes may be modified or amended on behalf of all of the Holders other than by a written instrument signed by the Company and the holders of at least a majority of the combined principal amount of the then outstanding Notes (the “Requisite Holders”); provided that if any of the rights of the Holder under this Note are materially diminished by such waiver or amendment in a manner that is not similar in all material respects to the effects on the Other Holders, then such waiver or amendment shall not be effective with respect to the Holder without the written consent of the Holder. The Holder acknowledges that any amendment or modification made in compliance with this Section 12 shall be binding on all Holders of the Notes, including, without limitation, an amendment or modification that has an adverse effect on any or all Holders. Notwithstanding the foregoing, nothing provided in this Section 12 shall limit the Holder’s right to waive or amend any provision of this Note on its own behalf. No consideration shall be offered or paid to any Holder of Notes to amend or waive or modify any provision of the Notes unless the same consideration is also offered to all of the Holders holding Notes on the date of such amendment, waiver or modification, on a pro rata basis based upon the outstanding Principal amount of the Notes. This provision constitutes a separate right granted to each Holder by the Company and shall not in any way be construed as the Holders acting in concert or as a group.
     13. Ranking of Notes. The obligations of the Company under the Notes shall be senior in time and right of payment to all other Indebtedness (defined below) of the Company. Upon maturity or any Event of Default, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Company other than Indebtedness represented by the Notes, or any class of capital stock of the Company, an amount equal to the Principal amount plus all accrued and unpaid interest thereon. For purposes of this Section 13, “Indebtedness” means (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all capital lease obligations; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable; (f) all synthetic leases; (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; (h) trade debt; and (i) endorsements for collection or deposit.
     14. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this Note.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first set forth above.

RNCS, Inc.
By:
Name:
Title:

Agreed and Accepted: [●]
By:
Name:
Title:

[Signature page follows]